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                                                                  Exhibit No. 15


Armstrong World Industries, Inc.
Lancaster, Pennsylvania

Gentlemen:

      RE:  Registration Statement Nos. 2-50942; 2-77936; 2-91890; 33-18996;
           33-18997; 33-18998; 33-29768; 33-38837; 33-60070; 333-6333

With respect to the subject Registration Statements, we acknowledge our awareness of the incorporation by reference therein of our report dated November 11, 1997, related to our review of interim financial information.

Pursuant to the Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

KPMG PEAT MARWICK LLP


Philadelphia, Pennsylvania
November 11, 1997

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